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AGREEMENT TO FACILITATE

        THIS AGREEMENT TO FACILITATE (this "Agreement") is dated as of April 23, 2003, by and among RDO HOLDINGS CO., a North Dakota corporation ("RDO Holdings"), RDO TENDER CO., a Delaware corporation and wholly owned subsidiary of RDO Holdings ("RDO Tender"), RONALD D. OFFUTT ("Mr. Offutt"), and BETTY LOU SCOTT AND LARRY SCOTT ("Mr. and Mrs. Scott") (Mr. Offutt and Mr. and Mrs. Scott are collectively referred to as the "RDO Holdings Stockholders" and each individually as an "RDO Holdings Stockholder").

        A.    Each of the RDO Holdings Stockholders owns one outstanding share of common stock of RDO Holdings and the number of outstanding shares of Class A common stock, par value $0.01 per share ("Class A Shares"), and shares of Class B common stock, par value $0.01 per share ("Class B Shares") (the "Class A Shares and Class B Shares are collectively, the "RDOE Shares"), of RDO Equipment Co., a Delaware corporation ("RDOE"), and rights to purchase such shares as set forth on the signature page opposite such RDO Holdings Stockholder's name:

        B.    The RDO Holdings Stockholders desire to cause RDO Holdings to cause RDO Tender to commence a tender offer to purchase all of the outstanding Class A Shares of RDOE (other than shares held by RDO Tender, RDO Holdings or the RDO Holdings Stockholders), at a purchase price of $6.01 per share, net to the seller in cash, less any required withholding of taxes and without payment of interest, on the terms and subject to the conditions set forth in an Offer to Purchase dated as of April 28, 2003 (the "Offer to Purchase") and related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer").

        C.    Immediately prior to the acceptance for payment by RDO Tender of the Class A Shares tendered in the Offer, the RDO Holdings Stockholders desire to contribute all of their outstanding Class A Shares and Class B Shares of RDOE to RDO Holdings and RDO Holdings desires to contribute such shares to RDO Tender.

        D.    Upon successful completion of the Offer, the RDO Holdings Stockholders desire to cause RDO Holdings to cause RDO Tender to merge with and into RDOE (the "Short-Form Merger"), with RDOE surviving as the surviving corporation, pursuant to the short-form merger provisions of the Delaware General Corporation Law (the "DGCL"). At the effective time of the Short-Form Merger, all of the outstanding Class A Shares of RDOE held by the stockholders of RDOE (other than RDO Tender) will convert into the right to receive $6.01 per share, subject to any right of appraisal.

        E.    The parties hereto desire to outline in this Agreement their rights and obligations vis a vis each other in connection with the foregoing transactions.

        G.    Capitalized terms used herein and not defined herein will have the meanings ascribed to such terms in the Offer to Purchase.

        In consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

          1.    The Offer.    The parties hereto agree to cause RDO Tender to commence, and RDO Tender agrees to commence, within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on or about April 28, 2003, an offer to purchase for cash all of the issued and outstanding Class A Shares of RDOE (other than those shares held by RDO Tender, RDO Holdings and the RDO Holdings Stockholders), at a price of $6.01 per share, net to the seller in cash, less any required withholding of taxes and without payment of interest. The obligation of RDO Tender to accept for payment and to pay for any Class A Shares tendered in the Offer will be conditioned upon, among other things, there having been validly tendered and not withdrawn prior to the expiration date of the Offer (as such date may be extended pursuant to the terms of the Offer) at least that number of Class A Shares (1) that would, when aggregated with the Class A Shares owned directly or indirectly by RDO Holdings, represent at least 90% of all Class A Shares then outstanding (the "90% Condition") and (2) that represent at least a majority of the total number of Class A Shares outstanding on the date shares are accepted for payment that are not owned by RDO Tender, RDO Holdings and their affiliates and the executive officers of RDOE (the "Majority of the Minority Condition"). The Offer will also be subject to certain other conditions as described in the Offer to Purchase. Although the 90% Condition and the other conditions to the Offer may be waived by RDO Holdings and RDO Tender, the Majority of the Minority Condition may not. Subject to the conditions set forth in the Offer to Purchase, RDO Holdings and the RDO Holdings Stockholders will cause RDO Tender to accept for payment and pay for all Class A Shares tendered in the Offer as soon as RDO Tender is legally permitted to do so under applicable law, upon the expiration date of the Offer or any extension thereof. Notwithstanding any of the foregoing, Mr. Offutt may decide in his sole discretion at any time prior to the expiration date of the Offer and for any reason whether to cause RDO Tender to abandon the Offer. Any decision whether to extend the Offer or effect a subsequent offering period will be made solely by Mr. Offutt, as President of RDO Holdings and RDO Tender. Any decision whether a condition to the Offer has been satisfied will be made solely by Mr. Offutt, as President of RDO Holdings and RDO Tender.

          2.    Offer Documents.    On the same day as the Offer is commenced, RDO Holdings, RDO Tender and the RDO Holdings Stockholders will file with the Securities and Exchange Commission (the "SEC") a combined Tender Offer Statement and Schedule 13E-3 Transaction Statement on Schedule TO with respect to the Offer, in substantially the form provided to the parties hereto (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule TO"). The Schedule TO will also serve as an amendment to Mr. Offutt's Schedule 13D and a new Schedule 13D for RDO Holdings, RDO Tender and the RDO Holdings Stockholders. The Schedule TO will include as exhibits, among other documents, the Offer to Purchase and a form of letter of transmittal, both in substantially the forms previously provided to the parties hereto (collectively, together with any amendments and supplements thereto, the "Offer Documents"). Each of the parties hereto agrees to take all steps necessary to cause the Schedule TO and the Offer Documents to be filed with the SEC and to cause the Offer Documents to be disseminated to the stockholders of RDOE to the extent required by applicable law. Each of the parties hereto agrees promptly to correct any information provided by it for use in the Schedule TO and the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and to take all steps necessary to cause the Schedule TO and the Offer Documents as so corrected to be filed with the SEC and to cause the Offer Documents as so corrected to be disseminated to the stockholders of RDOE to the extent required by applicable law. Each of the RDO Holdings Stockholders will be given the opportunity to review the Schedule TO and the Offer Documents before they are filed with the SEC.

          3.    RDOE Stock Contributions.

            (a)  Immediately prior to the acceptance for payment by RDO Tender of the Class A Shares tendered pursuant to the Offer, each of the RDO Holdings Stockholders will contribute all of the Class A Shares and Class B Shares now or hereafter owned by such RDO Holdings Stockholder to RDO Holdings in exchange for an equal number of shares of common stock of RDO Holdings (with no distinction as to separate classes of common stock since RDO Holdings has only one class of common stock outstanding). Each of the RDO Holdings Stockholders will transfer and deliver such Class A Shares and Class B Shares to RDO Holdings free and clear of all liens, claims, encumbrances and security interests, except for (i) the pledge by Mr. Offutt of 2.8 million Class B Shares to Alerus Financial pursuant to that certain commercial security agreement dated as of September 27, 2001, which effective upon completion of the contribution of RDOE Shares by Mr. Offutt to RDO Holdings pursuant to this Section 3(a) above, will be amended to become a pledge by Mr. Offutt to Alerus Financial of the same number of shares of common stock of RDO Holdings; (ii) the pledge by Mr. Offutt of all of his RDOE Shares (other than the 2.8 million Class B Shares pledged to Alerus Financial) to State Bank of Fargo pursuant to that certain commercial pledge agreement dated as of April 24, 2003 between Mr. Offutt and State Bank of Fargo; and (iii) the Knoll/Horn Options (as defined below), which effective upon completion of the contribution of RDOE Shares by Mr. Offutt to RDO Holdings pursuant to this Section 3(a) above, will be amended to become rights to purchase from Mr. Offutt the same number of shares of common stock of RDO Holdings. Immediately prior to the contribution of Class A Shares by Mr. Offutt pursuant to this Section 3(a), Mr. Offutt intends to exercise options to purchase 30,000 Class A Shares. None of the other RDO Holdings Stockholder intends to exercise options to purchase Class A Shares. The parties hereto acknowledge and understand that upon Mr. Offutt's transfer of his Class B Shares to RDO Holdings, these shares will automatically convert into Class A Shares.

            (b)  Immediately after the contributions of the RDOE Shares to RDO Holdings by the RDO Holdings Stockholders pursuant to Section 3(a) above, RDO Holdings will contribute all of such RDOE Shares to RDO Tender. This transfer of RDOE Shares by RDO Holdings to RDO Tender will be deemed a capital contribution and will not be in exchange for any additional shares of capital stock of RDO Tender. RDO Holdings will transfer and deliver such RDOE Shares to RDO Tender free and clear of all liens, claims, encumbrances and security interests, except for the liens, claims, encumbrances and security interests itemized in clauses (i) and (ii) in Section 3(a) above and the pledge by RDO Holdings of such RDOE Shares to State Bank of Fargo pursuant to that certain commercial pledge agreement dated as of April 24, 2003.

          4.    Short-Form Merger.

            (a)  If following the acceptance for payment by RDO Tender of the Class A Shares tendered pursuant to the Offer (and any subsequent offering period), RDO Tender owns at least 90% of the outstanding Class A Shares (after taking into account the RDOE Share contributions pursuant to Section 3(a) and 3(b) above), each of the parties hereto shall take all necessary and appropriate action to cause the Short-Form Merger to become effective as soon as practicable after such acquisition, in accordance with Section 253 of DGCL, including without limitation, executing and filing with the Office of the Secretary of State of the State of Delaware the Certificate of Ownership and Merger, in substantially the form attached hereto as Exhibit A (the "Certificate of Merger"). The Short-Form Merger will become effective at the time of such filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later date or time as RDO Tender specifies in the Certificate of Merger (the "Effective Time").

            (b)  In accordance with the DGCL, at the Effective Time, RDO Tender will be merged with and into RDOE, the separate corporate existence of RDO Tender will cease and RDOE will (a) be the surviving corporation (in such capacity, the "Surviving Corporation"), (b) succeed to and assume all the rights and obligations of RDO Tender in accordance with the DGCL, and (c) continue its corporate existence under the laws of the State of Delaware (or until such time as RDO Holdings reincorporates RDOE into the State of North Dakota or such other state). In accordance with the DGCL, all of the rights, privileges, property, powers and franchises of RDOE and RDO Tender will vest in the Surviving Corporation, and all of the debts, liabilities and duties of RDOE and RDO Tender will become the debts, liabilities and duties of the Surviving Corporation.

            (c)  At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of RDOE, until thereafter amended in accordance with its terms and the DGCL.

            (d)  At the Effective Time, the Bylaws of RDOE, as in effect immediately prior to the Effective Time, will become and constitute the Bylaws of the Surviving Corporation, until thereafter amended in accordance with their terms and the DGCL.

            (e)  At the Effective Time, the directors of RDO Tender and the officers of RDOE immediately prior to the Effective Time will be the initial directors and officers of the Surviving Corporation. Each director and officer of the Surviving Corporation will hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until his or her death, resignation or removal or a successor is duly elected or appointed and qualified.

          5.    Financing the Offer and Short-Form Merger.

            (a)  Prior to the commencement of the Offer, each of the parties hereto will take all necessary and appropriate action to cause RDO Holdings to enter into a loan agreement (the "Loan Agreement") with State Bank of Fargo (the "Bank"), on substantially the terms and conditions outlined in the commitment letter delivered by the Bank to RDO Holdings on February 3, 2003, pursuant to which RDO Holdings will borrow up to $30,000,000 (the "Borrowed Funds") from the Bank and to execute, sign and deliver to the Bank such other agreements or documents necessary in connection with Loan Agreement, including without limitation a pledge agreement pursuant to which RDO Holdings will grant the Bank a security interest in and to: (i) the RDOE Shares transferred to RDO Holdings from the RDO Holdings Stockholders pursuant to Section 3(a) above (other than the 2.8 million Class B Shares Mr. Offutt has pledged to Alerus Financial); (ii) effective upon completion of the Short-Form Merger or Long-Form Merger, as the case may be, all of the outstanding shares of common stock of the Surviving Corporation; and (iii) the outstanding shares of common stock of RDO Tender (the "Financing").

            (b)  In connection with the Financing, Mr. Offutt agrees to execute, sign and deliver to the Bank a pledge agreement pursuant to which Mr. Offutt will grant the Bank a security interest in and to: (i) the RDOE Shares held by him prior to the contribution of such RDOE Shares to RDO Holdings pursuant to Section 3(a) above (other than the 2.8 million Class B Shares Mr. Offutt has previously pledged to Alerus Financial and subject to the Knoll/Horn Options); and (ii) the shares of common stock of RDO Holdings now or hereafter held by Mr. Offutt (subject to the Knoll/Horn Options). Mr. Offutt also agrees to execute, sign and deliver to the Bank a guarantee pursuant to which Mr. Offutt will personally guarantee the repayment of the Borrowed Funds.

            (c)  In connection with the Financing, RDO Tender agrees to execute, sign and deliver to the Bank a pledge agreement pursuant to which RDO Tender will grant the Bank a security interest in and to the RDOE Shares held by it after the contribution of such RDOE Shares from RDO Holdings pursuant to Section 3(b) above (other than the 2.8 million Class B Shares Mr. Offutt has pledged to Alerus Financial). RDO Tender also agrees to execute, sign and deliver to the Bank a guarantee pursuant to which RDO Tender will guarantee the repayment of the Borrowed Funds.

          6.    Capital Contribution from RDO Holdings to RDO Tender.    Immediately after the acceptance for payment by RDO Tender of the Class A Shares tendered pursuant to the Offer, RDO Holdings will contribute to RDO Tender that portion of the Borrowed Funds necessary to enable RDO Tender to purchase the RDOE Shares tendered in the Offer. RDO Tender will not be required to issue any shares of its capital stock to RDO Holdings in exchange for such capital contribution. RDO Tender agrees to use the Borrowed Funds contributed by RDO Holdings solely for the purpose of purchasing the RDOE Shares tendered in the Offer.

          7.    Alternatives In the Event the 90% Condition or Other Condition is Not Satisfied.

            (a)  In the event the 90% Condition or any other condition to the Offer, other than the Majority of the Minority Condition, is not satisfied on or before the expiration date of the Offer (as such date may be extended pursuant to the terms of the Offer), Mr. Offutt may decide, in his sole discretion, whether to cause RDO Holdings and RDO Tender to waive such condition and complete the Offer. If Mr. Offutt causes RDO Holdings and RDO Tender to waive the 90% Condition and complete the Offer, Mr. Offutt may decide, in his sole discretion, whether to cause RDO Tender to: (i) effect one or more subsequent offering periods; (ii) negotiate and enter into a merger agreement with RDOE pursuant to which RDO Tender would merge with and into RDOE pursuant to the long-form merger provisions of the DGCL (the "Long-Form Merger"); (iii) engage in open market or privately negotiated purchases of Class A Shares to increase RDO Tender's ownership of the outstanding Class A Shares to at least 90% of the then outstanding Class A Shares and then effect the Short-Form Merger; or (iv) keep outstanding RDO Tender's then current ownership interest in RDOE. In the event Mr. Offutt decides to cause RDO Tender to negotiate and enter into a merger agreement with RDOE pursuant to which RDO Tender would effect the Long-Form Merger with RDOE, each of the parties hereto will take all necessary and appropriate action to cause the Long-Form Merger to become effective as soon as thereafter practicable.

            (b)  In the event the Majority of the Minority Condition is not satisfied or the 90% Condition or any other condition to the Offer is not satisfied or waived on or before the expiration date of the Offer (as such date may be extended pursuant to the terms of the Offer), Mr. Offutt may decide, in his sole discretion, whether to cause RDO Holdings and RDO Tender to negotiate and enter into a merger agreement with RDOE pursuant to which RDO Tender would merge with and into RDOE in a Long-Form Merger. In the event Mr. Offutt decides to cause RDO Tender to negotiate and enter into a merger agreement with RDOE, each of the parties hereto will take all necessary and appropriate action to cause the Long-Form Merger to become effective as soon as practicable thereafter. Notwithstanding the generality of the foregoing, each of the parties hereto will vote (or consent with respect to) any RDOE Shares beneficially owned by such party, or with respect to which such party has the power (by agreement, proxy, or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption of the merger agreement and the Long-Form Merger at any meeting of the RDOE stockholders at which the merger agreement and the Long-Form Merger shall be submitted for adoption and at all adjournments or postponements thereof (or, if applicable, by any action of the stockholders of RDO Holdings by consent in lieu of a meeting). In furtherance of the foregoing, each of the parties hereto irrevocably appoints Mr. Offutt, as proxy for and on behalf of such party to vote such party's RDOE Shares in favor of approval and adoption of the merger agreement and the Long-Form Merger. In connection with the Long-Form Merger, to the extent permitted by law, each of the parties hereto agrees to waive and not exercise any rights to appraisal such party may have with respect to any RDOE Shares pursuant to Section 262 of the Delaware General Corporation Law.

          8.    Knoll/Horn Options.    The parties hereto understand and acknowledge that Mr. Offutt has previously granted an option to each of Allan F. Knoll and Paul T. Horn pursuant to which Mr. Knoll and Mr. Horn have a right to purchase 608,595 and 344,705 Class A Shares, respectively, held by Mr. Offutt, at an exercise price of $3.03 per share (the "Knoll/Horn Options"). The parties hereto understand, acknowledge and agree that effective upon completion of the contribution of RDOE Shares pursuant to Section 3(a) above, the Knoll/Horn Options will be amended to become rights to purchase from Mr. Offutt the same number of shares of common stock of RDO Holdings at an exercise price of $3.03 per share.

          9.    Alerus Financial Pledge.    The parties hereto understand and acknowledge that Mr. Offutt has previously pledged 2.8 million of his RDOE Shares to Alerus Financial pursuant to that certain commercial security agreement dated as of September 27, 2001 and that effective upon completion of the contribution of RDOE Shares pursuant to Section 3(a) above, this pledge agreement will be amended to become a pledge by Mr. Offutt to Alerus Financial of the same number of shares of common stock of RDO Holdings.

          10.    No Sale of RDOE Shares.    Except as otherwise provided in this Agreement, during the period commencing on the date hereof and terminating upon the earlier of the Effective Time of the Short-Form Merger or the Long-Form Merger or the termination of the Offer in accordance with its terms, each of the RDO Holdings Stockholders agrees not to make any sales, gifts, transfers, pledges, or other dispositions of the RDOE Shares (including any Class A Shares issued to such RDO Holdings Stockholder upon the exercise of options to purchase Class A Shares), deposit any RDOE Shares (including any Class A Shares issued to such RDO Holdings Stockholder upon the exercise of options to purchase Class A Shares) into a voting trust or enter into any voting agreement or arrangement with respect thereto, or enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition, sale, assignment transfer or other disposition of the RDOE Shares (including any Class A Shares issued to such RDO Holdings Stockholder upon the exercise of options to purchase Class A Shares), without the prior written consent of the other RDO Holdings Stockholders.

          11.    No Sale of RDO Holdings Shares.    Except as otherwise provided in this Agreement, during the period commencing on the date hereof and terminating upon the earlier of the Effective Time of the Short-Form Merger or the Long-Form Merger, as the case may be, or the termination of the Offer in accordance with its terms, each of the RDO Holdings Stockholders agrees not to make any sales, gifts, transfers, pledges, or other dispositions of any shares of capital stock of RDO Holdings, now or hereafter held by such RDO Holdings Stockholder (the "RDO Holdings Shares"), deposit any RDO Holdings Shares into a voting trust or enter into any voting agreement or arrangement with respect thereto, or enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition, sale, assignment transfer or other disposition of the RDO Holdings Shares, without the prior written consent of the other RDO Holdings Stockholders. The parties hereto understand and acknowledge that the RDO Holdings Stockholders have entered into a Buy-Sell Agreement dated as of April 23, 2003, which agreement also restricts the disposition of RDO Holdings Shares held by the RDO Holdings Stockholders.

          12.    Right to Vote RDOE Shares Held by RDO Holdings and RDO Tender.    The parties hereto agree that subject to the terms and conditions contained in this Agreement, Mr. Offutt will, as President of each of RDO Holdings and RDO Tender, have the sole right to vote the RDOE Shares held by RDO Holdings and RDO Tender.

          13.    Representations and Warranties of RDO Holdings Stockholders.

            (a)  Each of the RDO Holdings Stockholders represents and warrants that such RDO Holdings Stockholder has the legal capacity to enter into and perform all of such RDO Holdings Stockholder's obligations under this Agreement without the consent or approval of any other person. If this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has the full power and authority to enter into and perform such agreement.

            (b)  Each of the RDO Holdings Stockholders is the sole, true, lawful and beneficial or record owner of the number of RDOE Shares, as applicable, set forth next to such RDOE Stockholder's name on the signature page hereof and that, other than as set forth in this Agreement and, with respect to Mr. Offutt, that certain commercial security agreement dated as of September 27, 2001 between Mr. Offutt and Alerus Financial and the Knoll/Horn Options, there are no restrictions on such RDO Holdings Stockholder's voting rights or rights to disposition pertaining thereto. None of the RDOE Shares (including any Class A Shares issued to such RDO Holdings Stockholder upon the exercise of options to purchase Class A Shares) are subject to any voting trust or other agreement (other than this Agreement) or arrangement with respect to the voting of such shares.

            (c)  The execution, delivery, and performance of this Agreement by each the parties hereto will not violate any other agreement to which such party is a party, including, without limitation, any voting agreement, shareholders agreement, or voting trust.

            (d)  This Agreement has been duly executed and delivered by each of the parties hereto and constitutes a legal, valid and binding agreement of such party, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws, now or hereafter in effect.

          14.    Termination.    This Agreement will terminate:

            (a)  Upon the abandonment of the Offer by RDO Tender;

            (b)  Upon the Effective Time of the Short-Form Merger or the Long-Form Merger, as the case may be; or

            (c)  Upon the decision by Mr. Offutt pursuant to Section 7(a) or 7(b) not to consummate the Long-Form Merger.

          15.    Miscellaneous.

            (a)    Assignment; Successors and Assigns.    Neither this Agreement, nor any rights, obligations or interests hereunder, may be assigned by any party hereto without the prior written consent of each of the RDO Holdings Stockholders. Subject to the preceding sentence, this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

            (b)    Benefit.    Nothing in this Agreement, expressed or implied, will be construed to give any person other than the parties hereto any legal or equitable right, remedy, or claim under or by reason of this Agreement or any provision contained herein.

            (c)    Specific Performance.    The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed according to the terms hereof and that the parties will be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

            (d)    Enforceability.    If any provision of this Agreement will be invalid or unenforceable under applicable law, such provisions will be ineffective only to the extent of such invalidity or unenforceability, without in any way affecting the remaining provisions of this Agreement.

            (e)    Entire Agreement.    This Agreement and the documents referred to in, or contemplated by, this Agreement, constitute the entire agreement among the parties hereto pertaining to the subject matter of this Agreement, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement.

            (f)    Amendments.    This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

            (g)    Severability.    In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such voided or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such voided or unenforceable provision.

            (h)    Counterparts.    This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will constitute one and the same document.

            (i)    Further Assurances.    Each party hereto will execute and deliver such additional documents and take such further action as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

            (j)    Governing Law.    This Agreement will be governed by and construed in accordance with the laws of the State of North Dakota (without giving effect to the principles of conflicts of laws thereof) applicable to contracts made and to be performed therein.

            (k)    Jurisdiction and Venue.    The parties agree that any proceeding relating to this Agreement will be brought in a court of North Dakota. Each of the parties consents to personal jurisdiction in any such action brought in any such North Dakota court, consents to service of process by registered mail made upon such party and such party's agent, and waives any objection to venue in any such North Dakota court or to any claim that any such North Dakota court is an inconvenient forum.

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        The parties have caused this Agreement to Facilitate to be executed as of the date and year first above written.

RDO HOLDINGS CO.
	By:	/s/ RONALD D. OFFUTT Ronald D. Offutt President
RDO TENDER CO.
	By:	/s/ RONALD D. OFFUTT Ronald D. Offutt President
515,392 Class A Shares 7,450,492 Class B Shares 160,000 of RDOE Options (30,000 of which Mr. Offutt intends to exercise)	/s/ RONALD D. OFFUTT Ronald D. Offutt
97,784 Class A Shares	/s/ BETTY LOU SCOTT Betty Lou Scott
202,777 Class A Shares 13,000 of RDOE Options (none of which Mr. Scott intends to exercise)	/s/ LARRY SCOTT Larry Scott

EXHIBIT A

CERTIFICATE OF OWNERSHIP
AND MERGER OF

RDO Tender Co.
(a Delaware corporation)

INTO

RDO Equipment Co.
(a Delaware corporation)

        Pursuant to Section 253 of the Delaware General Corporation Law, RDO Tender Co., a Delaware corporation ("RDO Tender"), the holder of at least 90% of the outstanding shares of Class A common stock of RDO Equipment Co., a Delaware corporation ("RDOE"), with no other class of capital stock outstanding, hereby adopts this Certificate of Ownership and Merger for the purpose of merging RDO Tender with and into RDOE (the "Merger") and does hereby certify that:

        FIRST: A copy of the resolutions of RDO Tender's Board of Directors authorizing the Merger, adopted as of June    , 2003, is attached as Attachment A and incorporated into this Certificate of Ownership and Merger.

        SECOND: RDOE, a Delaware corporation, shall be the surviving corporation.

        THIRD: The resolutions of RDO Tender's Board of Directors include a provision for the pro rata issuance of stock of the surviving corporation, RDOE, to the shareholders of RDO Tender on surrender of any certificates therefor.

        FOURTH: The Merger has been approved by all of the outstanding shares of capital stock of RDO Tender entitled to vote thereon by written consent pursuant to Section 228 of the Delaware General Corporation Law.

        IN WITNESS WHEREOF, the undersigned signature shall constitute the affirmation or acknowledgment of the signatory, under penalties of perjury, that the instrument is the signatory's act and deed and that the facts stated herein are true.

Dated: June , 2003		RDO TENDER CO., a Delaware corporation
By:
Ronald D. Offutt
		Its:	President
ATTEST:
By:
Allan F. Knoll
Its:	Secretary

Attachment A to
Certificate of Ownership and Merger

UNANIMOUS WRITTEN CONSENT RESOLUTIONS
ADOPTED BY THE BOARD OF DIRECTORS
OF RDO TENDER CO.
ON
JUNE    , 2003

        WHEREAS, RDO Tender Co., a Delaware corporation organized under Delaware General Corporation Law (the "Parent"), owns at least 90% of the outstanding capital stock of RDO Equipment Co., a Delaware corporation organized under Delaware General Corporation Law (the "Subsidiary"), and is a wholly owned subsidiary of RDO Holdings Co., a North Dakota corporation ("RDO Holdings");

        WHEREAS, the Parent desires to effect a reorganization under Section 253 of Delaware General Corporation Law by means of a merger of the Parent with and into the Subsidiary, with the Subsidiary being the surviving corporation and becoming a wholly owned subsidiary of RDO Holdings (the "Merger");

        WHEREAS, the Parent and the Subsidiary are the only constituent corporations to the Merger; and

        WHEREAS, these resolutions and related recitals shall constitute the Agreement of Merger in accordance with, and as contemplated by, Section 253 of Delaware General Corporation Law.

        NOW, THEREFORE, BE IT RESOLVED, that effective upon the filing of an appropriate Certificate of Ownership and Merger embodying these resolutions with the Secretary of State of Delaware (the "Effective Time") (but subject to the approval of the sole stockholder of the Parent), the Parent be merged with and into the Subsidiary, whereupon the separate corporate existence of the Parent shall cease, and the Subsidiary shall continue as the surviving corporation (the "Surviving Corporation") and immediately after the Effective Time shall become a wholly owned subsidiary of RDO Holdings, in accordance with Section 253 of Delaware General Corporation Law and in accordance with this Agreement of Merger.

        RESOLVED FURTHER, that the terms and conditions of the Merger as are follows:

        At the Effective Time of the Merger: (i) each outstanding share of Class A common stock, par value $0.01 per share, of the Subsidiary (the "Subsidiary Class A Stock") held of record by stockholders other than Parent shall cease to be outstanding, and such stockholders of record shall be entitled to receive from the Surviving Corporation, the sum of $6.01, net per share in cash, upon surrender to Wells Fargo Bank Minnesota, N.A. (the "Depositary"), which is hereby appointed depositary for such purpose, of their certificates formerly representing shares of the Subsidiary Class A Stock; (ii) each outstanding share of Subsidiary Class A Stock owned by the Parent shall be cancelled and otherwise cease to be outstanding, without any payment being made in respect thereof; (iii) each share of common stock, par value $0.01 per share, of the Parent (the "Parent Common Stock") shall be converted into one share of common stock, $0.01 per share, of the Subsidiary, certificates of which shall be issued to the sole stockholder of the Parent upon surrender to the Depositary of such stockholder's certificates formerly representing such shares of Parent Common Stock; (iv) each option to purchase outstanding shares of Subsidiary Class A Stock held of record by option holders other than the Parent shall cease to be outstanding, and each such option holder of record shall be entitled to receive from the Surviving Corporation, in cash the sum equal to the difference between $6.01 and the exercise price of such option holder's vested options multiplied by the number of shares of Subsidiary Class A Stock issuable upon exercise of such option holder's vested options, upon surrender to the Surviving

Corporation of such option holder's option agreements formerly representing options to purchase shares of Subsidiary Class A Stock; and (v) each outstanding option to purchase shares of Subsidiary Class A Stock held of record by the Parent shall be cancelled and otherwise cease to be outstanding, without any payment being made in respect thereof.

        RESOLVED FURTHER, that the proposed Merger be submitted to RDO Holdings, the sole stockholder of the Parent, and that upon receiving the unanimous written consent of such stockholder the proposed Merger shall be approved.

        RESOLVED FURTHER, that the Certificate of Incorporation and Bylaws of the Surviving Corporation immediately following the Effective Time of the Merger shall be amended to become identical to the Certificate of Incorporation and Bylaws of the Parent immediately before the Effective Time of the Merger.

        RESOLVED FURTHER, that the directors of the Parent immediately before the Effective Time of the Merger shall become or remain the directors of the Surviving Corporation immediately after the Merger becomes effective.

        RESOLVED FURTHER, that the officers of the Subsidiary immediately before the Effective Time of the Merger shall become or remain the officers of Surviving Corporation immediately after the Merger becomes effective.

        RESOLVED FURTHER, that any officer of the Parent be and hereby is authorized and directed to make, sign and acknowledge, for and on behalf of the Parent, and the Secretary of the Parent be and hereby is authorized to attest, a Certificate of Ownership and Merger setting forth a copy of these resolutions providing for the merger of the Parent with and into the Subsidiary, and the date of adoption hereof, and to cause same to be filed with the Secretary of State of Delaware.

        RESOLVED FURTHER, that the officers of the Parent, and each of them, be and they hereby are authorized, for and on behalf of the Parent, to take such other action as such officers, or any of them, shall deem necessary or appropriate to carry out the purpose of the foregoing resolutions.

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AGREEMENT TO FACILITATE
  EXHIBIT A
  Attachment A to Certificate of Ownership and Merger